Exhibit 99.2 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Announces Election of
Roger W. Thiltgen as New Director

NORTH HUNTINGDON, PA, August 8, 2018 – The ExOne Company (Nasdaq: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, announced the election of Roger W. Thiltgen to its Board of Directors effective August 8, 2018.  Mr. Thiltgen is “independent” under Nasdaq rules.

S. Kent Rockwell, ExOne’s Chairman and Chief Executive Officer, stated, “Roger brings deep technical knowledge and a multi-faceted perspective on emerging technology businesses.  His interaction with innovative manufacturers, including the use of our 3D printing machines, has been extensive.  We will call on his broad experience, insight and leadership as we further advance our binder jetting technology for industrial applications.”

Mr. Thiltgen was formerly the managing member of Puris LLC, a firm primarily engaged in the manufacture of titanium powder, and to a lesser extent in printing titanium powder utilizing binder jet 3D printers provided by ExOne.  Additionally, Mr. Thiltgen previously served as a board member and Manager of Corporate Development for Astrotech International Corporation, formerly listed on the American Stock Exchange, a company that manufactured, repaired, and serviced above ground storage tanks for the oil and gas industry.  He was also Co-Founder and President of HMT Inc., an engineering and consulting company that was acquired by Astrotech.  At HMT, he received three U.S. patents for emission control devices manufactured and sold by HMT.

Mr. Thiltgen has also been a long-time majority owner and President of Tanglewood Resort Properties Inc., a company that operates a resort hotel and conference center, and conducts real estate development in North Texas.  Concurrently, he is also President of Champion Resources Inc., a privately held investment company dealing primarily with oil and gas, and real estate investments.

Mr. Thiltgen holds a bachelor’s degree in civil engineering from The University of Wisconsin-Platteville.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (EACs) and Production Service Centers (PSCs).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, expectations, or planned results of its global cost realignment initiative. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to

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The ExOne Company Board of Directors Elects New Board Member

August 8, 2018

and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s reports and those identified elsewhere in its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to generate operating profits; the results of the global cost realignment initiative; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities, production service centers (“PSCs”) or ExOne Adoption Centers (“EACs”); the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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